EXHIBIT 99.1

CAS Medical Systems, Inc. Reports Second Quarter and Year-to-Date Financial Results

 Second Quarter Revenue Increases 32% Over Prior Year to $10.5 Million

   Year to Date Revenue Increases 13% Over Prior Year to $19.5 Million

BRANFORD, Conn., Aug. 6, 2008 (PRIME NEWSWIRE) -- CAS Medical Systems, Inc. (Nasdaq:CASM) today reported net revenues of $10.5 million for the second quarter ended June 30, 2008, a 32 percent increase from $8.0 million in the same period of 2007. For the six months ended June 30, 2008, net revenues increased 13 percent to $19.5 million from $17.3 million in the same period last year.

Andrew E. Kersey, President and CEO of CASMED, stated, "I am pleased with the improvement in our results over the first quarter of 2008. Revenues have rebounded, gross margins have improved and we have achieved near break-even results despite our continued investments in FORE-SIGHT(r) sales and marketing, a key cornerstone to our future. Further, during the quarter the Company put in place multiple initiatives to improve results from operations while focusing additional resources in the area of FORE-SIGHT.

"Our vital signs monitoring business, along with the blood pressure cuff accessories, have shown a marked increase in the second quarter. We are quite pleased with the momentum that these product lines are showing. In addition, sales of our OEM non-invasive blood pressure technology were strong. This product mix produced higher gross margins than those of the previous quarter.

"We recently reported the installation of our 100th FORE-SIGHT Cerebral Oximeter, an important milestone for the Company as the product gains wider acceptance. The growth of the installed base has resulted in an acceleration of sales of the disposable sensors that are used with the monitor. In this first year of commercial release of the product, we believe we have captured 2% of the available U.S. Cardio-Vascular Operating Room market and expect that to increase as market awareness improves. Our sensor utilization per monitor continues to trend well with each monitor generating an average of approximately $1,700 of recurring sensor revenue per month.

"CASMED has also recently announced the commercial launch and first sales of our Neonatal/Infant Sensors. This is an important market opportunity for us, with potential for monitoring neonatal patients throughout their length of stay in the hospital from the Neonatal ICU through the OR and Pediatric ICU settings. The absolute measurement technology offered by the FORE-SIGHT Cerebral Oximeter improves the quality of patient care, providing clinicians with real-time information regarding the balance of oxygen supply and demand in the brain tissue. CASMED's already extensive experience in the neonatal marketplace, along with our positive clinical feedback from testing at various key hospitals, makes us uniquely positioned to take advantage of the neonatal/infant market opportunity."

Financial Results for Q2

For the three months ended June 30, 2008, revenues increased in all areas of the Company's product lines led by vital signs monitor sales to U.S. customers, and sales of OEM products, and blood pressure cuffs. The Company recorded approximately $400,000 of FORE-SIGHT sensor sales during the second quarter of 2008. During this period, the Company placed 25 FORE-SIGHT monitors with customers, bringing the total installed base to 93 units as of June 30, 2008.

For the three months ended June 30, 2008, the Company recorded a net loss of $32,000, or ($0.00) per basic and diluted common share, compared to a net loss of $301,000, or ($0.03) per basic and diluted common share, reported for the three months ended June 30, 2007. The improvement in the Company's financial results compared to prior year is largely from increases in revenue and reductions in operating expenses as a percentage of sales. Increases in FORE-SIGHT sales and marketing related expenses significantly affected the Company's second quarter operating results. FORE-SIGHT sales and marketing related expenses approximated $825,000 for the quarter compared to approximately $345,000 for the same period of the prior year.

Stock compensation expense was $91,000 for the second quarter of 2008, compared to $37,000 for the same period of the prior year.

Year-to-Date Financial Results

Revenues for the six months ended June 30, 2008 totaled $19.5 million, an increase of $2.2 million or 13 percent, over the $17.3 million reported for the six months ended June 30, 2007. The increase in revenues was led by sales of OEM modules and blood pressure cuffs and FORE-SIGHT sales. Year-to-date FORE-SIGHT sales reached $650,000, the majority of which relates to the shipments of disposable sensors.

The Company recorded a net loss of $562,000, or ($0.05) per basic and diluted common share, compared to a net loss of $221,000, or ($0.02) per basic and diluted common share, reported for the first six months of the prior year. Cost of sales as a percentage of sales for the first six months of 2008 increased to 68% from 65% during the same period of 2007 as a result of higher costs of sales in the first quarter of 2008. Increases in FORE-SIGHT sales and marketing related expenses significantly affected the Company's year-to-date operating results. For the first six months of 2008 FORE-SIGHT sales and marketing related expenses approximated $1.5 million compared to approximately $800,000 for the same period of the prior year. As a result, year-to-date S,G&A expenses increased to over 31% of sales from nearly 29% of sales during the first six months of the prior year. Partially offsetting these increases were reductions in R&D spending. As a result, operating expenses as a percentage of sales remained at 36% for both periods reported.

Stock compensation expense was $231,000 for the first six months of 2008, compared to $131,000 for the same period of the prior year.

The Company's income tax benefit of $66,000 for the first six months of 2008 assumes an effective tax rate of 46 percent as compared to an effective income tax rate of 33 percent for the same period of 2007 as a result of anticipated state and federal R&D tax credits.

The Company has generated cash from operations during the first six months of 2008 of $334,000 compared to $1.4 million of cash used by operations during the same period of 2007. Bank debt levels have remained relatively unchanged on a year-to-date basis supported by a private placement of $1.0 million consummated during May 2008. Actual borrowings against the line-of-credit increased by $295,000 from December 31, 2007 to $2.5 million as of June 30, 2008, while long-term debt was reduced by $284,000 from December 31, 2007.

2008 Outlook

The Company confirms that it expects to achieve results at the upper end of previously issued guidance, with estimated 2008 revenues of approximately $42-$43 million and a net after-tax loss of approximately $300,000 to $500,000.

Conference Call Information

CASMED will host a conference call today, August 6, 2008, at 10:00 a.m. Eastern Time to discuss second quarter and year-to-date results. Participants on the call will be Andrew Kersey, President and CEO, and Jeffery Baird, CFO.

The live call may be accessed by phone at 877-548-7901 (domestic) or 719-325-4845 (international). If you would like to participate, please call at least ten minutes prior to the start time of 10:00 a.m. Eastern Time.

A live audio webcast of the conference call will also be available on the Company's website located at www.casmed.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to join the webcast. An online archive of the webcast will be available within two hours of the end of the live call and archived on the website until September 6, 2008.

About CASMED(r) - Monitoring What's Vital

CAS Medical Systems, Inc. is a leading developer and manufacturer of medical devices for non-invasive patient monitoring. The Company's recently introduced FORE-SIGHT Absolute Cerebral Oximeter is the only cerebral oximeter available with FDA clearance for non-invasive, continuous measurement of absolute cerebral tissue oxygen saturation for neonates, infants, children and adults. This information helps avert brain damage or death during surgery and in critical care situations by allowing clinicians to identify patients with dangerously low levels of cerebral oxygen and intervene to reverse the condition.

The Company's product lines include the high-acuity monitoring capabilities of the FORE-SIGHT Cerebral Oximeter; the bedside patient monitoring line of vital signs and cardio-respiratory monitoring products, proprietary non-invasive blood pressure measurement technology, and supplies and service including blood pressure cuffs and products for neonatal intensive care. CASMED products are designed to meet the needs of a full spectrum of patient populations worldwide, ranging from adults to pediatrics and neonates.

For further information regarding CAS Medical Systems, Inc., visit the Company's website at www.casmed.com.

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future financial performance of the Company are subject to many factors including, but not limited to, the customer acceptance of the products in the market, the introduction of competitive products and product development, commercialization and technological difficulties, the impact of actions and events involving key customers and vendors, and other risks detailed in the Company's Form 10-K for the year ended December 31, 2007 and other subsequent Securities and Exchange Commission filings.

Such statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release the terms "anticipate", "believe", "estimate", "expect", "may", "objective", "plan", "possible", "potential", "project", "will" and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

                      CAS MEDICAL SYSTEMS, INC.
                       STATEMENTS OF OPERATIONS
                              (Unaudited)

                       Three Months Ended         Six Months Ended
                            June 30,                  June 30,
                       2008          2007         2008        2007
                    -----------  -----------  -----------  -----------

 Revenues           $10,542,919  $ 7,962,396  $19,504,470  $17,251,728

 Cost of Products
  Sold                7,051,041    5,447,781   13,332,437   11,195,402
                    -----------  -----------  -----------  -----------
 Gross Profit         3,491,878    2,514,615    6,172,033    6,056,326

 Operating
  Expenses:
  Research and
   Development          466,639      430,683      977,965    1,285,400
  Selling,
   General and
   Administrative     3,052,337    2,472,621    6,073,210    4,983,117
                    -----------  -----------  -----------  -----------
                      3,518,976    2,903,304    7,051,175    6,268,517
                    -----------  -----------  -----------  -----------
 Operating Loss         (27,098)    (388,689)    (879,142)    (212,191)

 Interest Expense        71,160       59,995      143,257      117,927
                    -----------  -----------  -----------  -----------
 Pre-tax Loss           (98,258)    (448,684)  (1,022,399)    (330,118)

 Income Tax
  Benefit               (66,250)    (148,066)    (460,500)    (108,939)
                    -----------  -----------  -----------  -----------

 Net Loss           $   (32,008) $  (300,618) $  (561,899) $  (221,179)
                    ===========  ===========  ===========  ===========

 Loss Per Common

  Share:

     Basic              $ (0.00)     $ (0.03)     $ (0.05)     $ (0.02)

     Diluted            $ (0.00)     $ (0.03)     $ (0.05)     $ (0.02)

 Weighted Average
  Number of Common
  Shares
  Outstanding:

     Basic           10,989,920   10,671,575   10,885,606   10,638,250

     Diluted         10,989,920   10,671,575   10,885,606   10,638,250

                      CAS MEDICAL SYSTEMS, INC.
                            BALANCE SHEETS
                              (Unaudited)

                                             June 30,        Dec. 31,
                                               2008            2007
                                           -----------    ------------

 Cash and cash equivalents                   $ 910,793       $ 666,722
 Accounts receivable                         4,484,316       4,947,300
 Inventories                                11,128,086      10,021,118
 Deferred income taxes                         873,265         474,265
 Recoverable income taxes                      174,922         230,458
 Other current assets                          560,709         414,204
                                           -----------    ------------

   Total current assets                     18,132,091      16,754,067

 Property and equipment                      5,399,502       5,055,395
 Equipment at customers                        848,878         272,360
                                           -----------    ------------
                                             6,248,380       5,327,755
 Accumulated depreciation and
  amortization                              (3,504,138)     (2,987,030)
                                           -----------    ------------

                                             2,744,242       2,340,725

 Intangible and other assets                 1,143,012         846,602
 Goodwill                                    3,379,021       3,379,021
 Deferred income taxes                         531,083         567,971
                                           -----------    ------------
   Total assets                            $25,929,449    $ 23,888,386
                                           ===========    ============

 Current portion of long-term debt           $ 595,669       $ 577,453
 Notes payable                                 160,505          71,537
 Line-of-credit                              2,544,925       2,249,349
 Accounts payable                            3,753,498       2,505,460
 Accrued expenses                              964,799         962,154
                                           -----------    ------------
   Total current liabilities                 8,019,396       6,365,953

 Income taxes payable                          150,625         145,125
 Long-term debt, less current portion        2,020,010       2,322,561
 Deferred gain on sale and leaseback
  of property                                1,236,019       1,303,338

 Common stock                                   45,054          43,575
 Additional paid-in capital                  7,201,417       5,889,007
 Common stock held in treasury, at
  cost                                        (101,480)       (101,480)
 Retained earnings                           7,358,408       7,920,307
                                           -----------    ------------

 Shareholder's equity                       14,503,399      13,751,409

                                           -----------    ------------
 Total liabilities & equity                $25,929,449    $ 23,888,386
                                           ===========    ============

CONTACT:  CAS Medical Systems, Inc.
          Susan Carron, Director of Corporate Communications
          203-488-6056
          ir@casmed.com